Execution Copy

EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

Dated as of January 30, 2008

Among

SUMMIT GLOBAL LOGISTICS, INC.,

certain of its Affiliates named herein,

and

TRIDEC ACQUISITION CO., INC.

- i -

- ii -

Except for Schedule 1, the following Schedules are not filed with this Exhibit 10.1. The Company undertakes that it will, upon request of the Securities and Exchange Commission, file any Schedule omitted from this Exhibit 10.1

SCHEDULES

Section	Schedule
I	List of Sellers
2.1(a)(v)	Assumed Contracts
2.1(a)(vi)	Assumed Leases
2.1(a)(xvi)	Assumed Capital Leases
2.1(a)(xxiii)	Assumed Insurance Policies
2.2(d)	Excluded Contracts
2.2(e)	Excluded Leases
2.2(j)	Excluded Assets
2.5	Cure Costs
4.1	List of Jurisdictions
4.2	Consents and Approvals
6.6	Conduct of Business Prior to Closing Date

- iii -

EXHIBIT LIST

EXHIBIT A	-	FORM OF ASSUMPTION AND ASSIGNMENT AGREEMENT
EXHIBIT B	-	FORM OF BILL OF SALE
EXHIBIT C	-	FORM OF SALE ORDER
EXHIBIT D	-	BIDDING PROCEDURES

- iv -

PURCHASE AGREEMENT

               This PURCHASE AGREEMENT (this “Agreement”) is made as of January 30, 2008, by and among Summit Global Logistics, Inc., a Delaware corporation (“Summit”) and certain of its Affiliates listed on Schedule I hereto (collectively, “Sellers”), and TriDec Acquisition Co., Inc., a Delaware corporation (“Buyer”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 1.1.

               WHEREAS, Sellers and the Purchased Entity (as defined below) are engaged in the business of providing third-party logistics services specializing in ocean transportation intermediary services for Asia and North America (the “Business”);

               WHEREAS, on January 30, 2008 (the “Petition Date”), the Sellers each filed a voluntary petition for relief (each, a “Filing” and together, the “Filings”) commencing cases under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”);

               WHEREAS, Sellers desire to sell to Buyer, all of the Purchased Assets, including the Acquired Shares, and Buyer desires to purchase from Sellers the Purchased Assets, including the Acquired Shares, and assume the Assumed Liabilities, upon the terms and conditions hereinafter set forth;

               WHEREAS, the Parties intend to effectuate the transactions contemplated by this Agreement through a sale of the Purchased Assets pursuant to Section 363 of the Bankruptcy Code; and

               WHEREAS, the execution and delivery of this Agreement and Sellers’ ability to consummate the transactions set forth in this Agreement are subject, among other things, to the entry of the Sale Order (as defined below).

               NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

SECTION 1.

DEFINITIONS

SECTION 1.1           Definitions.

               In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

               “Accounts Receivable” means, with respect to a Seller, all accounts receivable and other rights to payment of such Seller and the full benefit of all security for such accounts receivable or rights to payment, including, but not limited to, all accounts receivable in respect of goods shipped or products sold or services rendered to customers by such Seller, any other miscellaneous accounts receivable of such Seller, and any claim, remedy or other right of such Seller related to any of the foregoing.

               “Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

               “Agent” means Fortress Credit Corp., a Delaware corporation, in its capacity as administrative and collateral agent for and on behalf of various lenders under the Loan Agreement.

               “Aggregate Cash Consideration” has the meaning specified in Section 3.1.

               “Agreement” has the meaning specified in the preamble.

               “Allocation Schedule(s)” has the meaning specified in Section 3.3.

               “Alternative Transaction” means any one of the following transactions with or by a third party: (a) a merger, consolidation or similar transaction involving any Seller, or (b) a sale, lease or other disposition directly or indirectly by merger, consolidation, tender offer, share exchange, or otherwise of assets of Sellers constituting a material portion of the Purchased Assets.

               “Ancillary Documents” means the Bill of Sale, Assumption and Assignment Agreement, Assignment of Patents, Assignment of Trademarks, Assignment of Copyrights, Assignment of Domain Names, Assumption and Assignment of Leases, and each other agreement, document or instrument (other than this Agreement) executed and delivered by the parties hereto in connection with the consummation of the transactions contemplated by this Agreement.

               “Assignment of Copyrights” has the meaning specified in Section 3.6(b).

               “Assignment of Domain Names” has the meaning specified in Section 3.6(b).

               “Assignment of Patents” has the meaning specified in Section 3.6(b).

               “Assignment of Trademarks” has the meaning specified in Section 3.6(b).

               “Assumed Capitalized Leases” has the meaning specified in Section 2.1(a)(xvi).

               “Assumed Contracts” has the meaning specified in Section 2.1(a)(v).

               “Assumed Leases” has the meaning specified in Section 2.1(a)(vi).

               “Assumed Liabilities” has the meaning specified in Section 2.3.

               “Assumption and Assignment Agreement” means the Assumption and Assignment Agreement in substantially the form of Exhibit A.

               “Assumption and Assignment of Leases” has the meaning specified in Section 3.6(g).

               “Auction” means the auction sale process sanctioned by the Bankruptcy Court for the Purchased Assets.

               “Avoidance Actions” means any and all claims for relief of Sellers under chapter 5 of the Bankruptcy Code.

               “Bankruptcy Case” means the cases commenced by Sellers under chapter 11 of the Bankruptcy Code, styled [____________], et al., Case No. [____________] and pending before the Bankruptcy Court.

               “Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et. seq.

               “Bankruptcy Court” has the meaning specified in the recitals.

               “Benefit Arrangements” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, including any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any “voluntary employees beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of equity or incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by any Seller, any Purchased Entity or any ERISA Affiliate or under which any Seller, any Purchased Entity or any ERISA Affiliate may incur any Liability, and (c) covers any employee or former employee of each Seller, each Purchased Entity or any ERISA Affiliate (with respect to their relationship with such any entity), including, without limitation, all stock option and other equity compensation plans.

               “Benefit Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

               “Bidding Procedures Order” has the meaning specified in Section 6.8(b)(i).

               “Bill of Sale” means the Bill of Sale substantially in the form of Exhibit B.

               “Business” has the meaning specified in the recitals.

               “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

               “Buyer” has the meaning specified in the preamble.

               “Buyer Plans” has the meaning specified in Section 7.2(b).

               “Closing” has the meaning specified in Section 3.4.

               “Closing Date” has the meaning specified in Section 3.4.

               “COBRA” means the United States Consolidated Omnibus Budget Reconciliation Act of 1985.

               “Code” means the United States Internal Revenue Code of 1986, as amended.

               “Computers” means all computer equipment and hardware, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, and any and all parts and appurtenances thereto, together with all intellectual property used in connection with the operation of such computer equipment, including, without limitation, all software and rights under any licenses related to such use.

               “Contract” means any agreement, contract, obligation, promise, instrument, undertaking or other arrangements (whether written or oral), and any amendment thereto, that is legally binding, other than a Lease, to which any Seller is party.

               “Copyrights” means all United States and foreign copyrights and copyrightable subject matter, whether registered or unregistered, including all United States copyright registrations and applications for registration and foreign equivalents, all moral rights, all common-law copyright rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright rights accruing by reason of any international copyright convention.

               “Cure Costs” has the meaning specified in Section 2.5(a).

               “DIP Budget” means that certain budget for sources and uses of cash during the Chapter 11 cases of the Sellers and referenced as the “Budget” in the Ratification and Amendment Agreement filed with the Bankruptcy Court.

               “DIP Credit Agreement” means the $5 million DIP Credit facility provided for in the Ratification and Amendment Agreement filed with the Bankruptcy Court.

               “Dip Loan” means those certain advances or loans made pursuant to the DIP Credit Agreement and DIP Order in an aggregate amount not to exceed $5 million.

               “DIP Order” means the Interim and/or Final Orders (A) Authorizing Debtors to Obtain Post-Petition Financing and Granting Security Interests and Superpriority Administrative Expenses Status Pursuant to 11 U.S.C. §§ `05 and 364(c); (B) Modifying the Automatic Stay Pursuant to 11 U.S.C. § 362; (C) Authorizing Debtors to Enter Into Agreements with Secured Lenders; and (D) Authorizing Debtors to Use Collateral Subject to Liens and Security Interests of Additional Creditors and Granting Adequate Protection in Respect Thereof.

               “Disclosure Schedules” means the disclosure schedules attached hereto that Sellers have prepared and delivered to Buyer pursuant to the terms of this Agreement, setting forth information regarding the Business, the Purchased Assets, the Assumed Liabilities and other matters with respect to Sellers as set forth therein.

               “Documents” means all books, records, files, invoices, inventory records, product specifications, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, catalogs, customer literature, quality control records and manuals, research and development files, records and laboratory books and credit records of customers (including all data and other information stored on discs, tapes or other media) to the extent used in or to the extent relating to the assets, properties, including the Intellectual Property, business or operations of the Business.

               “Domain Names” means any alphanumeric designation registered with or assigned by a domain name registrar, registry or domain name registration authority as part of an electronic address on the Internet.

               “Encumbrance” means any interest, charge, lien, claim (as defined in Section 101(5) of the Bankruptcy Code), mortgage, sublease, hypothecation, deed of trust, pledge, security interest, option, right of use, first offer or first refusal, easement, servitude, restrictive covenant, encroachment, encumbrance, or other similar restriction of any kind.

               “Equipment” means all furniture, fixtures, equipment, Computers, machinery, apparatus, appliances, spare parts, signage, supplies, vehicles, forklifts and all other tangible personal property of every kind and description in which Sellers have an interest.

               “ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, any Seller or any Purchased Entity as set forth in Section 414(b), (c), (m) or (o) of the Code.

               “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

               “Excluded Assets” has the meaning specified in Section 2.2.

               “Excluded Contracts” has the meaning specified in Section 2.2(d).

               “Excluded Leases” has the meaning specified in Section 2.2(e).

               “Excluded Liabilities” has the meaning specified in Section 2.4.

               “Filing” has the meaning specified in the recitals.

               “Final Order” means an action taken or Order issued by the applicable Governmental Authority as to which: (i) no request for stay of the action or Order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed, including any extensions thereof; (ii) no petition for rehearing or reconsideration of the action or Order, or protest of any kind, is pending before the Governmental Authority and the time for filing any such petition or protest is passed; (iii) the Governmental Authority does not have the action or Order under reconsideration or review on its own motion and the time for such reconsideration or review has passed; and (iv) the action or Order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed, including any extensions thereof.

               “Funds Flow and Direction Agreement” means an agreement between the Buyer and Agent regarding the use and application of the Aggregate Cash Consideration upon the Closing Date.

               “GAAP” means generally accepted accounting principles in the United States.

               “Governmental Authority” means any federal, state, local or foreign, governmental entity or any subdivision, agency, instrumentality, authority, department, commission, board, bureau, official or other regulatory, administrative or judicial authority thereof or any federal, state, local or foreign court, tribunal or arbitrator or any self regulatory organization, agency or commission.

               “Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations with respect to any factoring programs of any Seller; (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (ix) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

               “Intellectual Property” means all intellectual property rights of any kind owned, used, held for use, or licensed (as licensor or licensee) by a Seller, including all Software, Copyrights, Patents, Trademarks, Trade Secrets, Domain Names, all rights to privacy and personal information, and all rights and remedies related thereto (including the right to sue for and recover damages, profits and any other remedy in connection therewith) for past, present or future infringement, misappropriation or other violation relating to any of the foregoing.

               “Interim Balance Sheet” means the balance sheet provided by the Summit to the Buyer, dated December 31, 2007.

               “Interim Balance Sheet Date” means December 31, 2007.

               “IRS” means the United States Internal Revenue Service.

               “Knowledge” means the knowledge of a particular fact or other matter, which Sellers shall be deemed to have if (a) any executive officer of any Seller listed on Schedule I, is actually aware of such fact or other matter; or (b) that knowledge should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs, including due inquiry of those officers, directors, key employees and professional advisers (including attorneys, accountants and consultants) of such Person who could reasonably be expected to have actual knowledge of the matters in question.

               “Leased Real Property” means the leased real property listed or described on Schedule 2.1(a)(vi), including any improvements to such Leased Real Property).

               “Leases” means leases with respect to the Leased Real Property.

               “Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

               “Liability” means any debt, loss, claim (as defined in Section 101(5) of the Bankruptcy Code), damage, demand, fine, judgment, penalty, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability, successor liability or otherwise), and including all costs and expenses relating thereto (including fees, discounts and expenses of legal counsel, experts, engineers and consultants and costs of investigations).

               “Maritime” means Maritime Logistics U.S. Holdings, Inc., a Delaware corporation.

               “Material Adverse Effect” means any fact, condition, change, violation, inaccuracy, circumstance, effect or event, individually or in the aggregate, that has, or would be reasonably expected to have, a material adverse effect on the property, business, operations, assets (tangible and intangible), or condition (financial or otherwise) of the Business, the

Purchased Entity or the Purchased Assets or the ability of Sellers to perform any of its respective material obligations under this Agreement or the Ancillary Documents to which it is a party, which occurs other than by reason of (i) the filing of the Bankruptcy Case or operating in bankruptcy or (ii) the failure to transfer or be able to transfer any of the Permits at Closing.

               “Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) or 3(37) of ERISA, which (a) any Seller, any Purchased Entity or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which any Seller, any Purchased Entity or any ERISA Affiliate may incur any Liability and (b) covers any employee or former employee of any Seller or any Purchased Entity or any ERISA Affiliate (with respect to their relationship with any such entity).

               “Obligations” means collectively the “Pre-Petition Obligations” and the “Post-Petition Obligations” both as defined in the DIP Order.

               “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

               “Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business (including acts and omissions of Sellers and the Purchased Entity in the ordinary and usual course) through the date hereof, consistent with past practice and the operation of Sellers in bankruptcy.

               “Party” or “Parties” means, individually or collectively, Buyer and each Seller.

               “Patents” means United States and foreign patents (including certificates of invention and other patent equivalents), patent applications, provisional applications and patents issuing therefrom, as well as any continuations, continuations-in-part, divisions, extensions, reexaminations, reissues, renewals, patent disclosures, technology, inventions (whether or not patentable or reduced to practice) or improvements thereto.

               “Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which (a) any Seller, any Purchased Entity or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any Seller or any Purchased Entity or any ERISA Affiliate may incur any Liability and (b) covers any employee or former employee of any Seller or any Purchased Entity or any ERISA Affiliate (with respect to their relationship with any such entity).

               “Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and orders of any Governmental Authority which are necessary for Sellers and the Purchased Entity to own, lease and operate their properties and assets or to carry on the Business as it is now being conducted or as is presently intended to be conducted.

               “Permitted Access Parties” has the meaning specified in Section 7.7.

               “Permitted Encumbrances” means (i) easements, covenants, conditions, restrictions and other similar matters of record on real property, leasehold estates or personalty that do not in any material respect detract from the value thereof and do not individually or in the aggregate in any material respect interfere with the present use of the property subject thereto, (ii) Encumbrances that constitute Assumed Liabilities, (iii) local, county, state and federal laws, ordinances or governmental regulations now or hereafter in effect relating to the real property, which do not, individually or in the aggregate, materially detract from the value thereof and do not individually or in the aggregate in any material respect interfere with the present use of the property subject thereto, (iv) statutory liens for current property Taxes and assessments not yet due and payable, including, without limitation, liens for ad valorem Taxes and statutory liens not yet due and payable arising other than by reason of any default by Sellers that, in each case, are not material to the Business or the value of the Purchased Assets, and (v) landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s liens or other like Encumbrances arising in the Ordinary Course of Business that, in each case, are not material to the Business with respect to amounts not yet overdue, provided, that, in each case enumerated in this definition, such Encumbrance shall only be a Permitted Encumbrance if it cannot be satisfied solely through the payment of money or otherwise removed, discharged, released or transferred, as the case may be, pursuant to Section 363(f) of the Bankruptcy Code or otherwise.

               “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

               “Petition Date” has the meaning specified in the recitals.

               “Proceeding” means any action, arbitration, audit, claim, cause of action, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

               “Products” means any and all products and services currently marketed or sold by Sellers.

               “Purchase Price” has the meaning specified in Section 3.1.

               “Purchased Assets” has the meaning specified in Section 2.1.

               “Purchased Deposits” means all deposits (including customer deposits and security deposits for rent and electricity (including such deposits made by Seller in connection with the Assumed Leases)) and prepaid charges and expenses of Sellers, other than any deposits or prepaid charges and expenses paid in connection with or relating primarily to any Excluded Assets or any Excluded Liability.

               “Purchased Entity” means SeaMaster Hong Kong and its foreign subsidiaries.

               “Representative” means with respect to a particular Person, any duly authorized director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

               “Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement or a competing transaction.

               “Sale Motion” means the motion, in form and substance satisfactory to Buyer in its sole discretion, filed by Sellers pursuant to, inter alia, Sections 363 and 365 of the Bankruptcy Code to secure entry of the Sale Order by the Bankruptcy Court.

               “Sale Order” means an Order of the Bankruptcy Court in the form attached hereto as Exhibit C, pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code (i) authorizing and approving, inter alia, the sale of the Purchased Assets to Buyer on the terms and conditions set forth herein free and clear of all Liabilities and Encumbrances (other than Permitted Encumbrances), the assumption and assignment of the Assumed Liabilities, and the assumption and assignment of the Assumed Contracts and Assumed Leases to Buyer and (ii) containing certain findings of facts, including, without limitation, a finding that Buyer is a good faith purchaser pursuant to Section 363(m) of the Bankruptcy Code.

               “SeaMaster Hong Kong Acquired Shares” has the meaning specified in Section 2.1(b).

               “SeaMaster Note” means a $2 million note that is payable over 4 years, with a minimum principal payment of $500,000 per year with 8% on the unpaid balance.

               “SeaMaster Hong Kong” means SeaMaster Logistics (Holding) Limited (Hong Kong), a Hong Kong limited company.

               “SeaMaster USA” means SeaMaster Logistics, Inc., a Delaware corporation

               “Sellers” has the meaning specified in the preamble.

               “Software” means all computer software programs (whether in source code, object code, or other form) and systems, databases and platforms owned, licensed or used by Sellers or the Purchased Entity, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation, technical manuals and materials, and any licenses to use or other rights relating to the foregoing.

               “Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by Summit or (ii) Summit is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person.

               “Successful Bidder” has the meaning specified in the Sale Order.

               “Summit” has the meaning specified in the preamble.

               “Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means (i) any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar taxes, duty, levy or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not) and (ii) any transferee liability in respect of any items described in clause (i) above.

               “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

               “Third Party Consents” means the list of each material consent, waiver, authorization or approval of any Governmental Authority, domestic or foreign, and each declaration to or filing or registration with any such Governmental Authority, that is required in connection with the execution and delivery of this Agreement and the Ancillary Documents by the Sellers or the performance by the Sellers of their obligations thereunder.

               “Trademarks” means United States, state and foreign trademarks, service marks, logos, slogans, trade dress and trade names (including all assumed or fictitious names under which the Business is conducted), and any other indicia of source of goods and services, designs and logotypes related to the above, in any and all forms, whether registered or unregistered, and registrations and pending applications to register the foregoing (including intent to use applications), and all goodwill related to or symbolized by the foregoing.

               “Trade Secrets” means confidential or proprietary information and trade secrets (including, without limitation, ideas, research and development, know-how, formulae, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

               “Transfer Taxes” has the meaning specified in Section 7.1(b).

               “Transferred Employees” has the meaning specified in Section 7.2(a).

               “TUG” means TUG USA, Inc., a New Jersey corporation.

               “TUG Note” means a $2 Million note that is payable over 4 years, with a minimum principal payment of $500,000 per year with 8% on the unpaid balance.

               “Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, which (a) any Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which any Seller or any ERISA Affiliate may incur any Liability and (b) covers any employee or former employee of any Seller or any ERISA Affiliate (with respect to their relationship with any such entity).

SECTION 1.2            Other Definitional and Interpretive Matters.

               (a)     Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

               (i)      Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

               (ii)     Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

               (iii)    Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

               (iv)   Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

               (v)    Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “ ” are to the corresponding Section of this Agreement unless otherwise specified.

               (vi)   Herein. The words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

               (vii)   Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

               (viii)  No Strict Construction. The Parties participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 2.

PURCHASE AND SALE

SECTION 2.1.          Purchase.

               (a)      Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest of Sellers in, to or under all of the properties and assets of Sellers (other than the Excluded Assets) of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, leased, licensed, used or held for use in or relating to the Business (herein collectively called the “Purchased Assets”), including, but not limited to, all right, title and interest of each Seller in, to or under:

               (i)      all cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit and other bank deposits; provided, however, that immediately prior to Closing, there shall be an amount of cash held by Sellers, which shall remain with Sellers after the Closing and shall not be transferred to Buyer, equal to the sum of (x) the amounts provided for in the DIP Budget (including but not limited to professional fees) which have not been paid prior to Closing for expenses incurred through the Closing (to the extent not satisfied by subclause (y)) plus (y) the amounts to be funded in the Final Period under the DIP Budget; provided, further, that the sum of (x) and (y) shall not exceed, in the aggregate, the DIP Budget;

               (ii)     all Accounts Receivable;

               (iii)    the right to receive and retain payments in respect of any Accounts Receivable and the right to receive and retain Sellers’ mail and other communications relating to the Business;

               (iv)    all Equipment;

               (v)     all Contracts with a “Critical Vendor”, as such term is defined in an order of the Bankruptcy Court authorizing payment to such party, listed or described on Schedule 2.1(a)(v) as may be updated from time to time (the “Assumed Contracts”);

               (vi)    all Leases of Leased Real Property listed or described on Schedule 2.1(a)(vi) as may be updated from time to time, including any improvements to such Leased Real Property (such Leases, the “Assumed Leases”);

               (vii)    all Acquired Shares as described in Section 2.1(b);

               (viii)    all Permits and pending applications therefore, to the extent permitted by applicable law;

               (ix)     all Intellectual Property (including all goodwill associated therewith);

               (x)      all Products, including all products in development by Sellers;

               (xi)      to the extent permitted by applicable law, all Documents except those (i) relating solely to any Excluded Asset or Excluded Liability; or (ii) relating to employees of Sellers who are not Transferred Employees;

               (xii)     all telephone, telex and telephone facsimile numbers and other directory listings used in connection with the Business, to the extent assignable;

               (xiii)    all Purchased Deposits;

               (xiv)    all inventory of Sellers;

               (xv)     all rights to proceeds under insurance policies relating to claims for losses related to any Purchased Asset or Assumed Liability;

               (xvi)     the capitalized leases listed or described on Schedule 2.1(a)(xvi) (the “Assumed Capitalized Leases”);

               (xvii)    any rights, claims, refunds, causes of action, choses in action, rights of recovery and rights of setoff of Sellers against third parties arising out of events occurring prior to the Closing Date, including and, for the avoidance of doubt, arising out of events occurring prior to the Petition Date, and including any rights under or pursuant to any and all warranties, representations and guarantees made by suppliers, manufacturers and contractors relating to products sold, or services provided, to Sellers, excluding only the rights, claims, refunds, causes of action, chooses in action, rights of recovery and rights of setoff that are identified as Excluded Assets;

               (xviii)    all goodwill and other intangible assets associated with the Business or the Purchased Assets;

               (xix)     any proprietary or licensed rights in Internet protocol addresses, ideas, concepts, methods, processes, formulae, models, methodologies, algorithms, reports, data, customer lists, mailing lists, business plans, market surveys, market research studies, websites, information contained on drawings and other documents, information relating to research, development or testing, and documentation and media constituting, describing or relating to the Intellectual Property, including memoranda, manuals, technical specifications and other records wherever created throughout the world, but excluding reports of accountants, investment bankers, crisis managers, turnaround consultants and financial advisors or consultants;

               (xx)      Avoidance Actions;

               (xxi)     all advertising, marketing and promotional materials, studies, reports and all other printed or written materials relating to the Business;

               (xxii)     all rights of Sellers under non-disclosure or confidentiality, non-disparagement, non-compete, or non-solicitation agreements with former employees of Sellers,

agents of Sellers or with third parties, provided, however, that Buyer shall not be deemed to assume any such agreements except as explicitly provided in Section 2.3;

               (xxiii)     all insurance policies listed on Schedule 2.1(a)(xxiii) and all rights to refunds for related insurance premiums;

               (xxiv)     all other or additional assets, properties, privileges, rights (including prepaid expenses) and interests of Sellers related to the Business of every kind and description and wherever located, whether known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, and whether or no specifically referred to in this Agreement;

provided, however, none of the Parties hereto intends that Buyer, or any of its Affiliates, shall be deemed to be a successor to Sellers with respect to Purchased Assets other than the Businesses directly related to the Acquired Shares.

               (b)      Purchased Entity. Buyer shall purchase from Sellers and Sellers shall transfer, convey and deliver to Buyer all of the issued and outstanding shares of capital stock of SeaMaster Hong Kong (the “SeaMaster Acquired Shares”), free and clear of all Encumbrances. In so acquiring the SeaMaster Acquired Shares, Buyer shall assume all assets, liabilities, rights and obligations of SeaMaster Hong Kong.

               (c)      Indivisible Transaction. The sale of all of the Purchased Assets and Purchased Entity to Buyer constitutes a single, indivisible transaction and the Purchased Assets and Purchased Entity are intended to be sold to Buyer as a single, indivisible group of assets.

SECTION 2.2.          Excluded Assets.

                     Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Buyer, and Sellers shall retain all right, title and interest to, in and under the Excluded Assets. For all purposes of and under this Agreement, the term “Excluded Assets” shall mean:

               (a)     other than the Purchased Entity, all shares of capital stock or other equity interest of any Seller or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any Seller;

               (b)     other than the Purchased Entity, all direct and indirect Subsidiaries of Sellers;

               (c)     other than those that pertain to the Purchased Entity, all minute books, stock ledgers, corporate seals and stock certificates of Sellers;

               (d)     all Contracts and rights thereunder listed or described on Schedule 2.2(d) (the “Excluded Contracts”);

               (e)     all Leases and rights thereunder listed or described on Schedule 2.2(e) (the “Excluded Leases”);

               (f)     any rights, claims or causes of action of Sellers under this Agreement or the Ancillary Documents, including all right, title and interest to the Aggregate Cash Consideration;

               (g)     all receivables, claims or causes of action related primarily to any Excluded Asset;

               (h)     all insurance policies not listed on Schedule 2.1(a)(xxiii), including but not limited to rights under director and officer liability policies, ERISA and trustee liability policies and employment practices liability policies, and all rights under insurance policies relating to claims for losses related primarily to any Excluded Asset or Excluded Liability and all rights to refunds for related insurance premiums;

               (i)      all Documents relating solely to an Excluded Asset or an Excluded Liability; and

               (j)      all assets set forth on Schedule 2.2(j) of any Seller.

SECTION 2.3.          Assumed Liabilities.

                  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (and on the applicable assumption date with respect to Assumed Liabilities under any Assumed Contract or Assumed Lease assumed by a Seller and assigned to Buyer after the Closing Date as provided herein), Buyer shall assume and become responsible for only the following Liabilities (without duplication) (collectively the “Assumed Liabilities”) and no others:

               (a)     Assumed Contracts and Assumed Leases. All Liabilities of any Seller arising at and after the Closing under the Assumed Contracts and the Assumed Leases.

               (b)     Capitalized Leases. All Liabilities of any Seller due or arising at and after the Closing under the Assumed Capitalized Leases.

               (c)     Trade Payables. All trade accounts payable incurred in the Ordinary Course of Business (i) arising from and after the Closing Date and (ii) arising from any transaction prior to the Closing Date between the Sellers and a “Critical Vendor” as such term is defined in an order of the Bankruptcy Court authorizing payment to such party, except in each case for those trade accounts payable relating to the Excluded Assets.

ANYTHING CONTAINED HEREIN TO THE CONTRARY NOTWITHSTANDING, EXCEPT FOR THE ASSUMED LIABILITIES DESCRIBED IN THIS SECTION 2.3, BUYER SHALL NOT AND BUYER DOES NOT ASSUME ANY LIABILITIES OF THE SELLERS OR THE PURCHASED ENTITY WHETHER OR NOT ARISING OUT OF OR RELATING TO THE ASSETS OR THE BUSINESS OR ANY OTHER BUSINESS OF THE SELLERS, ALL OF WHICH LIABILITIES SHALL, AT AND AFTER THE CLOSING, REMAIN THE EXCLUSIVE RESPONSIBILITY OF THE SELLERS (AS APPLICABLE), NOR SHALL BUYER BE DEEMED A SUCCESSOR OF THE SELLERS WITH RESPECT TO THE FOREGOING.

SECTION 2.4.          Excluded Liabilities.

               Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge any Liability of any Seller, and Sellers shall be solely and exclusively liable with respect to all Liabilities of Sellers, other than the Assumed Liabilities (collectively the “Excluded Liabilities”). For the avoidance of doubt, the Excluded Liabilities include, but are not limited to, the following:

               (a)     any Liability of Sellers and their Affiliates arising out of, or relating to, this Agreement or the transactions contemplated by this Agreement, whether incurred prior to, at or subsequent to the Closing Date, including, without limitation, all finder’s or broker’s fees and expenses and any and all fees and expenses of any Representatives of Sellers;

               (b)     any Liability of Sellers and their Affiliates relating to (x) events or conditions occurring or existing in connection with, or arising out of, the Business as operated prior to the Closing Date, or (y) the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any Purchased Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business);

               (c)     any (i) Liability of Sellers or any member of any consolidated, affiliated, combined or unitary group of which one or more Sellers is or has been a member, for Taxes and (ii) Taxes of any other Person pursuant to an agreement or otherwise;

               (d)     any Liability incurred by Sellers or their respective directors, officers, stockholders, agents or employees (acting in such capacities) after the Closing Date;

               (e)     any Liability of Sellers and their Affiliates to any Person on account of any Proceeding;

               (f)     any Liability of Sellers and their Affiliates relating to or arising out of an Excluded Asset;

               (g)     other than as specifically set forth herein, any liability or obligation of Sellers and their Affiliates under any Indebtedness, including, without limitation, any Indebtedness owed to any stockholder or other Affiliate of any Seller, and any Contract evidencing any such financing arrangement;

               (h)     any Liability of Sellers and their Affiliates (i) arising under Environmental Laws attributable to or incurred as a result of any acts, omissions, or conditions first occurring or in existence as of or prior to the Closing Date, including, but not limited to, any Liability with respect to the release, handling, discharge, treatment, storage, generation, disposal, or presence of Hazardous Substances at any location, (ii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person (for periods prior to the Closing Date with respect to the Purchased Entity only) or (iii) compliance with any Legal Requirement relating to any of the foregoing;

               (i)     other than the SeaMaster Note, any Liability of Sellers and their Affiliates under any Indebtedness (and any interest or penalties accrued thereon), including, without limitation, any Indebtedness under (i) that certain senior secured credit facility, dated November 8, 2006, as amended, by and among Fortress Credit Corp., as agent for lenders, Maritime, Summit and certain affiliates, (ii) those certain amended and restated secured convertible notes issued by Summit on May 21, 2007, as amended, (iii) those certain secured convertible notes issued by Summit on May 21, 2007, as amended, and (iv) those certain unsecured convertible notes issued by Summit on May 21, 2007, as amended.

               (j)     any fees or expenses of Sellers and their Affiliates incurred with respect to the transactions contemplated herein; and

               (k)    any Liability of Sellers and their Affiliates relating to or arising out of any Benefit Plan.

               (l)     any severance, termination, change of control, earnout or other similar payment obligations of the Sellers (whether arising prior to or after the Closing).

SECTION 2.5.          Assignments; Cure Amounts.

               (a)     Sellers shall transfer and assign all Assumed Contracts and Assumed Leases to Buyer, and Buyer shall assume all Assumed Contracts and Assumed Leases from Sellers, as of the Closing Date pursuant to Section 365 of the Bankruptcy Code and the Sale Order or such other contracts subsequently identified by Buyer after the Closing Date. In connection with such assignment and assumption, all defaults under such Assumed Contracts and Assumed Leases to the extent required by Section 365(b) of the Bankruptcy Code (such amounts, the “Cure Costs”) shall be cured by Sellers as provided in the DIP Budget. The Cure Costs for each Assumed Contract are set forth opposite the name of each Assumed Contract set forth on Schedule 2.5.

               (b)     The Sale Order shall provide that as of the Closing, Sellers (as applicable) shall assign to Buyer the Assumed Contracts and the Assumed Leases and the Assumed Contracts and Assumed Leases shall be identified by the name and date of the Assumed Leases (if available), the other party to the Assumed Contract or Assumed Lease, as the case may be, and the address of such party for notice purposes, all included on an exhibit attached to either the motion filed in connection with the Sale Order or a motion for authority to assume and assign such Assumed Contracts and Assumed Leases. Such exhibit shall also (i) set forth the amounts necessary to cure any defaults under each of the Assumed Contracts and Assumed Leases as determined by Sellers based on Sellers’ books and records or as otherwise determined by the Bankruptcy Court, and (ii) delineate a procedure for transferring to Buyer the rights to any security deposits in the form of cash or letters of credit on deposit with the other party to any Assumed Lease.

               (c)     In the case of licenses, certificates, approvals, authorizations, Leases, Contracts and other commitments included in the Purchased Assets (a) that cannot be transferred or assigned effectively without the consent of third parties, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), Sellers shall, subject to any approval of the Bankruptcy Court that may be required, cooperate with Buyer in endeavoring to obtain such consent.

SECTION 2.6.          Further Assurances.

               (a)     At the Closing, and at all times thereafter as may be necessary, upon the request of the Buyer and at the sole expense of the Sellers, Sellers shall execute and deliver (or use its best efforts to have any applicable third party execute and deliver) such instruments of transfer and instruments of release as shall be reasonably necessary to vest in Buyer title to the Purchased Assets, including but not limited to, the Acquired Shares, free and clear of all Encumbrances (other than Permitted Encumbrances), and such other instruments, agreements and documents as shall be reasonably necessary to evidence the assignment by Sellers and the assumption by Buyer or its designee of the Assumed Liabilities, including the Assumed Contracts and the Assumed Leases. Sellers and Buyer shall cooperate with one another to execute and deliver such other documents and instruments as may be reasonably required to carryout the transactions contemplated hereby.

               (b)     At the Closing, and at all times thereafter as may be necessary, Sellers shall, at the reasonable request of Buyer and at the sole expense of the Sellers, execute, deliver, and file, or cause to be executed, delivered, and filed by any applicable third party, such other instruments of conveyance, transfer and release and take such other actions as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Intellectual Property included in the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances, including, without limitation, executing, filing, and recording, with all appropriate intellectual property registration authorities and other relevant entities, all assignment instruments and other filings that are necessary to correctly record the prior chain of title with respect to ownership of the Intellectual Property included in the Purchased Assets.

SECTION 3.

PURCHASE PRICE

SECTION 3.1.          Purchase Price.

               The purchase price for the Purchased Assets shall be equal to an amount sufficient to retire all outstanding Obligations, and shall be payable as set forth in Section 3.2 below (the “Aggregate Cash Consideration”), and (ii) the assumption by Buyer of the Assumed Liabilities (collectively, the “Purchase Price”).

SECTION 3.2.          Closing Date Payment.

               At the Closing, Buyer shall pay to Sellers by wire transfer of immediately available funds, to the account(s) designated by Sellers, the Aggregate Cash Consideration in accordance with the Funds Flow and Direction Agreement.

SECTION 3.3.          Allocation of Purchase Price.

               As soon as practicable after the date hereof, Buyer shall deliver to Sellers for Sellers’ review and approval (which approval may not unreasonably be withheld) allocation schedule(s) (the “Allocation Schedule(s)”) allocating the Purchase Price in accordance with the percentages set forth on the Allocation Schedule(s), including the Assumed Liabilities that are liabilities for federal income Tax purposes, among the Purchased Assets. The Allocation Schedule(s) shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. Sellers agree that, following their approval of the Allocation Schedule(s), such approval not to be unreasonably delayed, Sellers shall sign the Allocation Schedule(s) and return an executed copy thereof to Buyer, it being understood and agreed that on or before the tenth (10th) Business Day following their receipt of the Allocation Schedule(s) from Buyer as herein provided, Sellers shall either deliver an executed copy thereof to Buyer or, in the event that Sellers shall have objections to all or any portion of the Allocation Schedule(s), Sellers shall deliver to Buyer a written objection to such Allocation Schedule(s), which written objection shall set forth in reasonable detail the basis for the objections of Sellers thereto. In the event that Sellers shall deliver a written objection to the Allocation Schedule(s), Sellers and Buyer shall thereafter work in good faith for a period of fifteen (15) Business Days to resolve any and all objections set forth therein, and upon the resolution of all such objections, Sellers and Buyer shall execute and deliver to the other Party or Parties a signed copy of such agreed upon Allocation Schedule(s). In the event that Buyer and Sellers are unable to resolve such dispute within such fifteen (15) Business Day period, Buyer and Sellers shall jointly retain a nationally recognized firm of independent certified public accountants mutually acceptable to Buyer and the Sellers (an “Independent Accounting Firm”) to resolve the disputed items and the determinations of such Independent Accounting Firm shall be conclusive and binding upon the Parties for the purposes of this Section 3.3. Upon resolution of the disputed items, the allocation reflected on the Allocation Schedule(s) shall be adjusted to reflect such resolution. The costs, fees and expenses of the Independent Accounting Firm shall be borne equally by Buyer and Seller. Buyer and Sellers will each file IRS Form 8594, and all Tax Returns, in accordance with the Allocation Schedule(s) that are agreed upon by the Parties pursuant to the terms of this Section 3.3. Buyer, on the one hand, and Sellers, on the other hand, each agrees to provide the other promptly with any other information required to complete Form 8594.

SECTION 3.4.          Closing Date.

               Upon the terms and conditions set forth in this Agreement the closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated hereby (the “Closing”) shall take place at the offices of Fish & Richardson P.C., counsel for the Buyer, at 153 East 53rd Street, 52nd Floor, New York, New York 10022, as promptly as practicable, and at no time later than the third Business Day, following the date on which the conditions set forth in Section VII have been satisfied or waived (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place or time as Buyer and Sellers may mutually agree. The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

SECTION 3.5.          Buyer’s Deliveries.

                   At or prior to the Closing, Buyer shall deliver to Sellers:

               (a)     the Assumption and Assignment Agreement and each other Ancillary Document to which Buyer is a party, duly executed by Buyer;

               (b)     the certificates required to be delivered pursuant to Sections 8.3(a); and

               (c)     such other assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Sellers, as Sellers may reasonably request to transfer and assign the Assumed Liabilities to Buyer.

SECTION 3.6.          Sellers’ Deliveries.

                   At or prior to the Closing, Sellers shall deliver to Buyer:

               (a)     the Bill of Sale and Assumption and Assignment Agreement and each other Ancillary Document to which any Seller is a party, duly executed by such Sellers;

               (b)     instruments of assignment of the Patents (the “Assignment of Patents”), Trademarks (the “Assignment of Trademarks”), Copyrights (the “Assignment of Copyrights”) and Domain Names (the “Assignment of Domain Names”) that are owned by Sellers and included in the Purchased Assets, if any, duly executed by Sellers, in form for recordation with the appropriate Governmental Authorities, in form reasonably acceptable to the parties, and any other assignments or instruments with respect to any Intellectual Property included in the Purchased Assets for which an assignment or instrument is required to assign, transfer and convey such assets to Buyer;

               (c)     evidence of receipt of the Third Party Consents to the extent such consents are not provided for or satisfied by the Sale Order;

               (d)     a copy of the Sale Order;

               (e)     the officer’s certificates and other deliverables required to be delivered pursuant to Sections 8.2(a); and 8.2(b); 8(c);

               (f)     certificates executed by each Seller, in the form prescribed under Treasury Regulation Section 1.1445 -2(b), that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

               (g)     instruments of assumption and assignment of the Assumed Leases in form reasonably acceptable to the parties (the Assumption and Assignment of Leases”), duly executed by Sellers, in form for recordation with the appropriate public land records, if necessary, and any other related documentation or instruments with respect to any Assumed Lease;

               (h)     (i) all lease files for the Assumed Leases (including copies of any plans of the Leased Real Property), and (ii) keys for the Leased Real Property, the combination of any safes located in the Leased Real Property, and the access codes for any electronic security system located at the Leased Real Property, in each case, in respect of the Assumed Leases;

               (i)     a stock certificate or stock certificates (or other valid instrument or investment certificate evidencing ownership) representing each of the Acquired Shares, duly endorsed in blank or accompanied by stock transfer powers and otherwise sufficient to transfer each of the Acquired Shares to Buyer free and clear of all Encumbrances;

               (j)     a copy of the certificate of formation or equivalent formation documents, certified as of a recent date, for the Purchased Entity;

               (k)     a copy of the governing documents for the Purchased Entity, as in effect on the Closing Date;

               (l)     a certificate of good standing, or equivalent document, for the Purchased Entity, as certified by the applicable Government Authority;

               (m)     a copy of all filings made with Government Authorities for the Purchased Entity up to and including the Closing Date;

               (n)     a certificate of an authorized Person of Sellers, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the certificate of formation (or equivalent formation documents) delivered pursuant to this Section 3.6, (ii) Sellers authorization to execute and perform its obligations under this Agreement and the Ancillary Documents to which Sellers are a party; and (iii) incumbency and signatures of the authorized Persons of Sellers executing this Agreement such Ancillary Documents;

               (o)     all instruments and documents necessary to release (or evidence release of) any and all Encumbrances (other than Permitted Encumbrances), including without limitation, appropriate UCC financing statement amendments (termination statements), mortgage release instruments; and

               (p)     such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer or documents of any kind, in form reasonably satisfactory to Buyer, as Buyer may reasonably request to vest in Buyer all the right, title and interest of Sellers in, to or under any or all the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances).

SECTION 4.

REPRESENTATIONS AND WARRANTIES OF SELLERS AND PURCHASED ENTITY

               As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller jointly and severally makes, on behalf of itself and on behalf of the Purchased Entity, the following representations and warranties to Buyer, as of the date hereof and as of the Closing Date. The Disclosure Schedules are numbered to correspond to the various sections and subsections of this Article 4 setting forth certain exceptions to the representations and warranties contained in this Article 4 and certain other information called for by this Agreement.

SECTION 4.1.          Organization of Sellers and Purchased Entity.

Each Seller and Purchased Entity is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization set forth opposite each such entities’ name on Schedule 4.1. Each Seller and Purchased Entity is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions in which the ownership or leasing of its properties or the conduct of its businesses requires such qualification, except where failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect. Each Seller and Purchased Entity has full corporate or similar power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted. The Sellers have delivered to Buyer accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each Seller and Purchased Entity, including all amendments thereto. No Seller nor Purchased Entity is in violation of any of the provisions of its certificate of incorporation or bylaws or similar governing instruments.

SECTION 4.2.          Authority of Sellers.

               (a)     Each Seller has full power and authority to execute, deliver and, subject to the entry of the Sale Order, perform its obligations under, and consummate the transactions contemplated by, this Agreement and each of the Ancillary Documents to which such Seller is a party. The execution, delivery and performance of this Agreement and such Ancillary Documents by each Seller, and consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of each Seller, including by each Seller’s board of directors (or similar governing body) and, subject to the entry of the Sale Order, does not require any authorization or consent of any Seller’s shareholders or members that has not been obtained. This Agreement has been duly authorized, executed and delivered by each Seller and, subject to the entry of the Sale Order, is the legal, valid and binding obligation of each Seller enforceable in accordance with its terms, and each of the Ancillary Documents to which each Seller is a party has been duly authorized by Seller and upon execution and delivery by each Seller and subject to the entry of the Sale Order, will be a legal, valid and binding obligation of each Seller enforceable in accordance with its terms in each case, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general principals of equity.

               (b)     Except as set forth in Schedule 4.2, after giving effect to the Sale Order, none of the execution and delivery of this Agreement or any of the Ancillary Documents by Sellers, the consummation by Sellers of any of the transactions contemplated hereby or thereby, or compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Sellers, will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default or an event of default, or permit the acceleration of any Liability or obligation or loss of a material benefit, or result in the creation of any Encumbrance on any of the assets or properties of the Business (in each case with or without notice or lapse of time or both), under (i) any charter (or similar governing instrument) or by-laws (or similar governing document) of any Seller or Purchased Entity, (ii) any Order to which any Seller or Purchased Entity is bound or any Purchased Asset is subject, (iii) any Legal Requirement (exclusive of Permits) affecting Sellers or the Purchased Assets, or i(v) any Assumed Contract to which any Seller or any of the Purchased Assets is a party or otherwise bound.

SECTION 4.3.          Capitalization, Ownership and Transfer of the SeaMaster Acquired Shares.

               (a)     As of the date of this Agreement, the authorized capitalization of SeaMaster Hong Kong consists of 10,000,000 shares, all of which are ordinary shares, US $1.00 par value per share. As of the date of this Agreement, 100 ordinary shares of SeaMaster Hong Kong are issued and outstanding. SeaMaster Hong Kong has no other capital stock authorized, issued or outstanding. The rights, preferences and privileges of the SeaMaster Hong Kong shares are as set forth in SeaMaster Hong Kong’s organizational documents, as delivered to Buyer.

               (b)     SeaMaster USA is the record and beneficial owner of all of the SeaMaster Acquired Shares free and clear of any and all Encumbrances. SeaMaster USA has the power and authority to sell, transfer, assign and deliver the SeaMaster Acquired Shares, as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to the SeaMaster Acquired Shares free and clear of any and all Encumbrances.

SECTION 4.4.          Title to Purchased Assets; Acquired Shares.

               (a)     Sellers have, and, upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 3.6, and subject to the terms of the Sale Order, Sellers will thereby transfer to Buyer, good, marketable and valid title to, or, in the case of property leased or licensed by Sellers, a valid and subsisting leasehold interest in or a legal, valid and enforceable licensed interest in or right to use, all of the Purchased Assets, free and clear of all Encumbrances, except for the Assumed Liabilities and Permitted Encumbrances.

               (b)     Upon delivery to Buyer at the Closing, of certificates (or other valid instruments or investment certificates, as the case may be) representing the SeaMaster Acquired Shares, duly endorsed for transfer to Buyer or accompanied by duly executed stock powers in blank, and receipt by Sellers of the portion of the Purchase Price payable in respect thereof, legal and valid title to the Acquired Shares, will pass to Buyer, free and clear of all Encumbrances.

SECTION 5.

BUYER REPRESENTATIONS AND WARRANTIES

               As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer makes the following representations and warranties to Sellers, as of the date hereof and as of the Closing Date.

SECTION 5.1.          Organization of Buyer.

               Buyer is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all of the Ancillary Documents to which it is a party. The execution, delivery and performance of this Agreement and such Ancillary Documents by Buyer have been duly authorized and approved and do not require any further authorization or consent of Buyer or its officers or directors. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and each Ancillary Document to which Buyer is a party has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as (i) enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses.

SECTION 5.2.          No Conflict.

               Neither the execution and delivery of this Agreement or any of such Ancillary Documents nor the consummation of any of the transactions contemplated hereby or thereby or compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, or an event of default under Buyer’s certificate of incorporation or bylaws; or require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, other than filings with the Bankruptcy Court.

SECTION 5.3.          Financing.

               At the Closing, Buyer will have available to it all funds necessary to consummate the transactions contemplated by this Agreement.

SECTION 6.

ACTION PRIOR TO THE CLOSING DATE

               The Parties covenant and agree to take the following actions between the date hereof and the earlier of the termination of this Agreement and the Closing Date:

SECTION 6.1.          Investigation of the Business by Buyer.

               Sellers shall permit Buyer’s authorized Representatives reasonable access during regular business hours and upon reasonable notice, to the offices, properties, agreements and other documentation and financial records with respect to the Business, the Purchased Assets, the Purchased Entity and the Assumed Liabilities to the extent Buyer reasonably requests. Any such investigation shall be conducted in a manner so as not to interfere with the operations of the

Business. Sellers shall use their commercially reasonable efforts to cause their outside accountants and outside counsel to cooperate with Buyer in its investigation.

SECTION 6.2.          Third Party Consents.

               Sellers shall use their commercially reasonable efforts consistent with the DIP Budget to obtain all Third Party Consents to the extent such consents are not provided for or satisfied by the Sale Order.

SECTION 6.3.          Governmental Approvals.

               (a)     During the period prior to the Closing Date, Sellers and Buyer shall act diligently and reasonably, and shall cooperate with each other, to do or cause to be done, all things necessary, proper or advisable consistent with applicable confidentiality and Legal Requirements to cause the conditions precedent to the Closing to be satisfied and to cause the Closing to occur, including to secure any consents and approvals of any Governmental Authority required to be obtained by them under non-United States antitrust or competition laws, in order to assign or transfer any Permits to Buyer, to the extent permitted by applicable law, to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 8, in each case as necessary to the extent such consents are not provided for or satisfied by the Sale Order; provided, however, that Sellers shall not make any agreement or understanding affecting the Purchased Assets, the Purchased Entity or the Business (excluding the Excluded Assets or Excluded Liabilities) as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer. Subject to the limitations set forth in this Section 6.3, Buyer shall act diligently and reasonably to cooperate with Sellers, to the extent commercially reasonable, to obtain the consents and approvals contemplated by this Section 6.3(a); provided, however, Buyer shall not be required to waive any of the conditions to Closing set forth in Section 8.

               (b)     Subject to all applicable confidentiality and Legal Requirements, each Seller and Buyer (i) shall promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other Party to review in advance any proposed written communication or information submitted to any such Governmental Authority in response thereto; provided, however, that a Party may request entry into a joint defense agreement as a condition to providing any such materials and that, upon receipt of that request, the Parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the Parties. In addition, none of Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, to the extent permitted by any such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to any restrictions under applicable laws, rules or regulations, each Party shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval. Each Party shall also furnish the other Party with such necessary information and assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval. Sellers and Buyer shall prosecute all required requests for approval with all necessary diligence and otherwise use their respective commercially reasonable efforts to obtain the grant thereof by an Order as soon as possible including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereunder or the other transactions contemplated hereby, including by Buyer selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such objections or suits.

               (c)     Notwithstanding anything else to the contrary in this Agreement, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the transactions hereunder or any other agreement contemplated hereby, (i) each Party shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) Buyer must defend, at its sole cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.

SECTION 6.4.          Certain Provisions relating to Consents, Cooperation and Adequate Assurance.

               Sellers shall use commercially reasonable efforts prior to and after the Closing Date to obtain all consents of Governmental Authorities and counterparties to Contracts and Leases that Buyer has designated as Assumed Contracts or Assumed Leases that are required in connection with the transactions contemplated by this Agreement; provided, however, that Sellers shall not be obligated to offer or to pay any consideration or grant any financial accommodation in connection therewith.

SECTION 6.5.          Permits.

               Sellers shall use commercially reasonable efforts prior to and after the Closing to assist Buyers in transferring the Permits, to the extent permitted by applicable law. Sellers agree to use best efforts to assist Buyer, subject to the DIP Budget, to obtain such Permits after Closing and Sellers further agree to enter into transitional agreements with respect to the Permits and maintain the status of certain Sellers as the owners of Permits as may be necessary to enable Buyers to operate the Business.

SECTION 6.6.          Conduct of Business Prior to the Closing Date.

               (a)     From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with the terms of Section 9 hereof, Sellers shall maintain the Purchased Assets and the Purchased Entity and operate and carry on the Business only in the Ordinary Course of Business, except as otherwise expressly required by this Agreement or with the express written consent of Buyer. Consistent with the foregoing and to the extent permitted or required by the Bankruptcy Case, Sellers shall use commercially reasonable efforts, subject to the constraints of operating in a bankruptcy case and within the DIP Budget, to (i) continue operating the Business as a going concern, (ii) maintain the Purchased Assets and the assets and properties of, or used by, the Sellers and the Purchased Entity relating to the Business in their current condition (ordinary wear and tear excepted), (iii) maintain the business organization of the Business intact, (iv) maintain the Documents of the Business, (v) comply with all Legal Requirements, and (vi) preserve the goodwill of the manufacturers, suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business. In connection therewith, no Seller shall (1) offer employment for any period on or after the Closing Date to any employee or agent of the Business regarding whom Buyer makes offers of employment in accordance with the terms set forth herein or (2) otherwise attempt to persuade any such employee or agent to terminate his or her relationship with the Business.

               (b)     From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with the terms of Section 9 hereof, except (u) where the effect would be immaterial, (w) in the Ordinary Course of Business, (x) as expressly provided in this Agreement, including in connection with the Auction, (y) as set forth on Schedule 6.6 or (z) with the express written approval of Buyer, no Seller shall:

               (i)     make any capital expenditure inconsistent with the DIP Budget;

               (ii)     enter into any Contract for or relating to the Business that cannot be assigned to Buyer or a permitted assignee of Buyer under Section 10.4;

               (iii)     enter into any Contract for the purchase of real property;

               (iv)     enter into any lease of real property;

               (v)     purchase any assets;

               (vi)     cancel, compromise or settle any debt or claim or waive or release any material right of the Sellers or the Purchased Entity;

               (vii)     enter into, or agree to enter into, any sale-leaseback transactions;

               (viii)     accelerate or delay collection of any Accounts Receivable generated by the Business in advance of or beyond their regular due dates;

               (ix)     collect or agree to collect any Account Receivable for less than the amount billed therefor;

               (x)     delay or accelerate payment of any account payable or other Liability of the Business beyond or in advance of its due date;

               (xi)     fail to maintain the Purchased Assets in their present condition;

               (xii)     institute any new, or increase (including any increase in coverage) any existing, profit-sharing, bonus, incentive, deferred compensation, severance, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to directors, officers or employees of any Seller;

               (xiii)     change the compensation (including salary, bonus or incentive compensation) of the directors, officers or employees of, or independent contractors or consultants to, any Seller or Purchased Entity;

               (xiv)     enter into or amend any collective bargaining, employment, deferred compensation, severance, consulting, independent contractor, nondisclosure, non-competition or similar agreement (or amend any such agreement) to which any Seller or Purchased Entity is a party or involving any of its respective directors, officers or employees in his or her capacity as a director, officer or employee of such Seller, except in the case of non-disclosure agreements entered into in the Ordinary Course of Business or in connection with the Auction;

               (xv)     establish, adopt, enter into, amend or modify any Benefit Plan (or any arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement);

               (xvi)     make or rescind any material election in relation to Taxes;

               (xvii)     declare, set aside, make or pay any dividend or other distribution in respect of the capital stock, membership interests or other equity interests of any Seller or Purchased Entity, or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock, membership interests or other securities of, or other ownership interests in, any Seller or Purchased Entity;

               (xviii)     transfer, issue, sell or dispose of any shares of capital stock or other securities of any Seller or Purchased Entity;

               (xix)     grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of any Seller or Purchased Entity;

               (xx)     enter into or amend any agreement (or incur any commitment) that involves or is reasonably likely to involve total annual expenditures by Sellers or the Purchased Entity or total annual revenues to Sellers or the Purchased Entity in excess of $50,000;

               (xxi)     other than in connection with the DIP Loan, incur any Indebtedness, enter into any material guarantee, indemnity or other agreement to secure any obligation of a third party or voluntarily create any Encumbrance (other than Permitted Encumbrances) for the benefit of a third party over any of the Purchased Assets;

               (xxii)     enter into any Contract between a Seller or Purchased Entity on the one hand, and any of their respective Affiliates or any current or former officer, director, stockholder or any Subsidiary thereof, on the other hand;

               (xxiii)     make any payment, or otherwise remit any monies, to any Affiliate of any Seller for any purpose whatsoever other than (A) in connection with the employment of any such Person, (B) to any director for services rendered in accordance with policies of Sellers in effect on the date hereof or (C) in accordance with the terms of any Contract or Benefit Plan that is in effect on the date hereof;

               (xxiv)     change any accounting policy, principle or method or practice except as required by GAAP;

               (xxv)     amend the certificate of incorporation or by-laws or comparable organization documents of any Seller or Purchased Entity;

               (xxvi)     (A) modify, reject or terminate any Contract or Lease in any material respect, or (B) enter into or modify any Contract containing material penalties which would be payable as a result of, and upon the consummation of, the transaction contemplated by this Agreement, except that Contracts or Leases may be rejected in the course of the Bankruptcy Case on five business days notice to Buyer.

               (xxvii)     other than in connection with the DIP Loan, sell, lease (as lessor), transfer or otherwise dispose of (including any transfer from the Business to any Affiliates of Sellers), or mortgage or pledge, or voluntarily impose or suffer to be imposed, any Encumbrance on (other than Assumed Liabilities and Permitted Encumbrances), any of the Purchased Assets;

               (xxviii)     grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to, any material Intellectual Property, or disclose or agree to disclose to any Person, other than representatives of Buyer, any material Trade Secret or any other material confidential to any Seller; or

               (xxix)     enter into any agreement or commitment to take any action prohibited by this Section 6.5.

SECTION 6.7.          Notification of Breach; Disclosure.

               Each Party shall promptly notify the other of any event, condition or circumstance of which such Party becomes aware prior to the Closing Date that would cause, or would reasonably be expected to cause, a violation or breach of this Agreement (or a breach of any representation or warranty contained in this Agreement). During the period prior to the Closing Date, each Party will promptly advise the other in writing of any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. It is acknowledged and understood that no notice given pursuant to this Section 6.6 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of the conditions contained herein.

SECTION 6.8.          Insurance.

               Until the Closing, Sellers shall maintain (including necessary renewals thereof) insurance policies against risk and liabilities to the extent and in the manner and at the levels maintained by Sellers as of the date hereof with respect to the Business and the Purchased Assets.

SECTION 6.9.          Bankruptcy Court Approval.

               (a)     Sellers and Buyer acknowledge that this Agreement and the sale of the Purchased Assets are subject to Bankruptcy Court approval. Sellers and Buyer acknowledge that (i) to obtain such approval, Sellers must demonstrate that they have taken reasonable steps to obtain the highest or otherwise best offer possible for the Purchased Assets, including, but not limited to, giving notice of the transactions contemplated by this Agreement to creditors and certain other interested parties as ordered by the Bankruptcy Court, and conducting an Auction in respect of the Purchased Assets, (ii) Buyer must provide adequate assurance of future performance under the Assumed Contracts and the Assumed Leases; and (iii) subject to the DIP Budget, in accordance with Section 6.5, Sellers shall continue in existence for a period concluding on the later of (x) the date Buyer obtains the Permits and (y) Sellers shall maintain its Permits for the use and benefit for Buyer and take all actions all documents reasonably required for Buyer to operate the Business.

               (b)     Promptly, but in no event later than five (5) Business Days after the date that the Bankruptcy Case is commenced, Summit shall file with the Sale Motion, notices and proposed orders, each in form and substance reasonably satisfactory to Buyer seeking the Bankruptcy Court’s issuance of:

                    i.      an Order in the form of Exhibit D hereto (the “Bidding Procedures Order”); and

                    ii.      a Sale Order in the form of Exhibit C hereto, modified, if at all, only in form and substance satisfactory to the Buyer.

               (c)     Sellers shall serve a copy of the Sale Motion on all taxing authorities that have jurisdiction over the Business, all Governmental Agencies having jurisdiction over the Business with respect to Environmental Laws, and on the attorneys general of all states in which the Purchased Assets are located. Sellers shall serve a notice of the Sale Motion on all parties to Contracts and Leases (other than Excluded Assets and Excluded Liabilities).

SECTION 6.10.          Best Efforts

               (a)     Sellers shall use their best efforts to provide Buyer with copies of all motions, applications and supporting papers prepared by or on behalf of the Sellers (including forms of orders and notices to interested parties) directly relating to the Purchased Assets or this Agreement at least two (2) Business Days, unless the exigencies of time prevent the period from being that long, prior to the filing thereof in the Bankruptcy Cases so as to allow Buyer to provide reasonable comments for incorporation into same; except that the Sale Motion (including forms of orders and notices to interested parties) shall be provided to Buyer at least three (3) Business Days prior to its filing. The Sellers shall also give to the Buyer written notice and a copy of all motions, applications and pleadings filed in the Bankruptcy Case with the Bankruptcy Court from and after the date hereof, at the time of such filing.

               (b)     From and after the date hereof, Sellers shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification or staying of the Sale Order.

SECTION 6.11.          Bankruptcy Filings.

               (a)     From and after the date hereof, at least two Business Days prior to filing any papers or pleadings in the Bankruptcy Case that relate, in whole or in part, to this Agreement or Buyer, Sellers shall provide Buyer with a copy of such papers or pleadings.

               (b)     Buyers shall provide Sellers with prompt notice of any papers or pleadings filed by a party other than the Buyers in the Bankruptcy Case that relate, in whole or in part, to this Agreement or Buyer.

SECTION 7.
ADDITIONAL AGREEMENTS

SECTION 7.1.          Taxes.

               (a)     Sellers shall be liable for and shall pay, and pursuant to Section 7.1(c) shall reimburse Buyer for, all Taxes (whether assessed or unassessed) applicable to the Business and the Purchased Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date. Without limiting the obligations of Buyer contained elsewhere in this Agreement, including in respect of the Assumed Liabilities, Buyer shall be liable for and shall pay, and pursuant to Section 7.1(c) shall reimburse the applicable Seller for, all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this paragraph (a), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning on the day after the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

               (b)     Without limiting the other terms set forth in this Agreement, any sales Tax, use Tax, real property transfer or gains Tax, real property records recordation fees, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Purchased Assets and not exempted under the Sale Order or by Section 1146(c) of the Bankruptcy Code (“Transfer Taxes”) shall be borne by Sellers. Sellers and Buyer shall use reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Purchased Assets from any such Transfer Taxes.

               (c)     Sellers or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one Party all or a portion of which is the responsibility of the other Party in accordance with the terms of this Section 7.1. Within a reasonable time prior to the payment of any such Tax, the Party paying such Tax shall give notice to the other of the Tax payable and each Party’s respective liability therefor, although failure to do so will not relieve the other Party from its liability hereunder.

               (d)     Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Sellers shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date. On or after the end of such period, each party shall provide the other with at least 10 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

SECTION 7.2.          Employees and Employee Benefit Plans.

               (a)     Transferred Employees. Prior to the Closing, Buyer, no later than 5 days prior to the Closing, shall offer employment to each of Sellers’ employees (without regard to officers or directors) who are actively employed by Sellers immediately prior to the Closing (including employees on approved leave of absence), and all such offers of employment shall be substantially similar to the terms at which such employees were employed immediately prior to the Closing. Those employees who accept Buyer’s offer of employment and commence working for Buyer on the Closing Date (or upon return to work from approved leave of absence) shall hereafter be referred to as “Transferred Employees.”

               (b)      Employment Tax Reporting. With respect to Transferred Employees, Buyer and Sellers shall use the standard procedure set forth in Revenue Procedure 2004-53, 2004-34 I.R.B. 320, for purposes of employment tax reporting.

               (c)      No Obligation. Other than as expressly set forth herein, nothing contained in this Agreement shall be construed to require the employment of (or prevent the termination of employment of) any individual, require minimum benefit levels or prevent any change in the employee benefits provided to any individual Transferred Employee. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of any Seller or any other Person (including any beneficiary or dependent thereof) of any nature or kind whatsoever, including without limitation, in respect of continued employment (or resumed employment) for any specified period. Nothing in this Section 7.2 is intended to interfere with

Buyer’s right from and after the Closing to terminate the employment of, or change the compensation and benefits available to, any Transferred Employee.

               (d)     At least ten (10) Business Days prior to the Auction, Sellers shall deliver to Buyer a list of all of Sellers’ employees, together with particulars of the date of commencement of employment, period of continuous employment, job description or grade, age, holiday entitlements, salary, and commissions.

SECTION 7.3.          Collection of Receivables.

               Each Seller shall provide reasonable assistance to Buyer in the collection of any Accounts Receivable included in the Purchased Assets. If, after the Closing Date, Sellers shall receive payment from any account debtor with respect to any Accounts Receivable included in the Purchased Assets, Sellers shall promptly thereafter deliver such funds and assets to Buyer and take all steps necessary to vest title to such funds and/or assets in Buyer. Effective as of the Closing Date, each Seller hereby designates Buyer and its respective officers as such Seller’s true and lawful attorney-in-fact, with full power of substitution, to execute and endorse for the benefit of Buyer all checks, notes or other documents received by such Seller in payment of or in substitution or exchange for any of the Purchased Assets. Each Seller hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence in favor of Buyer is coupled with an interest, and further agrees to execute and deliver to Buyer from time to time any documents or other instruments reasonably requested by Buyer to evidence such power of attorney.

SECTION 7.4.          Adequate Assurances Regarding Assumed Contracts and Assumed Leases.

               With respect to each Assumed Contract and each Assumed Lease, Buyer will use commercially reasonable efforts to provide adequate assurance as required under the Bankruptcy Code of the future performance by Buyer of each such Assumed Contract and Assumed Lease. Buyer and Sellers agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assumed Contracts and the Assumed Leases, such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court and making Buyer’s and Sellers’ employees and representatives available to testify before the Bankruptcy Court.

SECTION 7.5.          Certain Actions.

               (a)     Within ten (10) days after the Closing Date, each Seller shall take such corporate and other actions necessary to change its corporate or company name, as the case may be, to a name that is not similar to, or confusing with, the current name of any Seller, including any necessary filings required by the general corporation or other law of the state in which such Seller is incorporated, or otherwise organized.

               (b)     Buyer and each Seller shall enter into such agreements as required to enable Buyer and Seller to use the Permits post-closing in accordance with the terms of this Agreement, in accordance with Section 6.5.

SECTION 7.6.          TUG and SeaMaster Loan and Incentive Agreement.

               The Buyer shall commit to definitive written agreements their understanding with TUG and SeaMaster Hong Kong and their Affiliates to (i) execute the TUG Note and restructure the SeaMaster Note and (ii) pay incentive payments to TUG and SeaMaster Hong Kong upon the attainment of certain earning milestones.

SECTION 7.7.          Reasonable Access to Records and Certain Personnel.

               In order to facilitate Sellers’ efforts to (i) administer and close the Bankruptcy Cases, and (ii) prepare tax returns (together, the “Post-Close Filings”), for a period of two (2) years following the Closing, the Buyer shall permit Sellers’ counsel and accountants (collectively, “Permitted Access Parties”) during regular business hours, with reasonable notice, and subject to reasonable rules and regulations, reasonable access to the financial and other books and records which comprised part of the Purchased Assets that are required to complete the Post-Close Filings, which access shall include (x) the right of such Permitted Access Parties to copy, at such Permitted Access Parties’ expense, such required documents and records and (y) Buyer’s copying and delivering to the relevant Permitted Access Parties such documents or records as they require, but only to the extent such Permitted Access Parties furnish Buyer with reasonably detailed written descriptions of the materials to be so copies and applicable Permitted Access Party reimburses the Buyer for the costs and expenses thereof; provided, however, that the foregoing rights of access shall not be exercisable in such a manner as to interfere with the normal operations of Buyer’s business. Notwithstanding anything contained in this Section 7.7 to the contrary, in no event shall Sellers have access to any information that, based on advice of Buyer’s counsel, could (1) reasonably be expected to create liability under applicable law, or waive any legal privilege, (2) result in the discharge of any Trade Secrets of Buyer, its affiliates or any third parties or (3) violate any obligation of Buyer with respect to confidentiality.

SECTION 8.

CONDITIONS TO CLOSING

SECTION 8.1.          Conditions to Obligations of Each Party.

               The respective obligations of each Party to effect the sale and purchase of the Purchased Assets shall be subject to the fulfillment (or, if permitted by applicable law, waiver) on or prior to the Closing Date, of the following conditions:

               (a)     the Sale Order shall be unstayed (other than the ten-day period set forth in Rule 6004 of the Federal Rules of Bankruptcy Procedure); and

               (b)     no Governmental Authority shall have enacted, issued, promulgated or entered any Order that is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated.

SECTION 8.2.          Conditions to Obligations of Buyer.

               The obligation of Buyer to purchase of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

               (a)     the representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of such date (other than representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of such date), except that any representations and warranties made by Sellers that by their terms are subject to any materiality or Material Adverse Effect qualifier or exception, shall be true and correct in all respects when made on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of such date (other than representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of such date) and Buyer shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof. For the purposes of this subsection, a breach of a representation or warranty shall be deemed ‘material’ only if it causes or could reasonably be expected to cause a Material Adverse Effect;

               (b)     each covenant and obligation that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (other than (i) the agreements described in Section 7.6 and (ii) the transfer of Permits, described in Section 6.5, the transfer of which is restricted by applicable law) shall have been duly performed and complied with, and Buyer shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof;

               (c)     all Third Party Consents shall have been obtained by Buyer to the extent such consents are not provided for or satisfied by the Sale Order except where the failure to obtain such consents does not result in a Material Adverse Effect;

               (d)     since the Interim Balance Sheet Date, there shall have been no Material Adverse Effect with respect to the Business or the Purchased Assets, and there shall not have occurred any facts, conditions, changes, violations, inaccuracies, circumstances, effects or events constituting, which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to the Business or the Purchased Assets;

               (e)     the Bankruptcy Court shall have approved and authorized the assumption and assignment of the Assumed Contracts and the Assumed Leases; and

               (f)     the Sale Order in form and substance reasonably acceptable to Buyer shall have become a Final Order.

               Any condition specified in this Section 8.2 may be waived by Buyer; provided that no such waiver shall be effective against Buyer unless it is set forth in a writing executed by Buyer.

SECTION 8.3.          Conditions to Obligations of Sellers.

               The obligation of Sellers to sell the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

               (a)     each covenant and obligation that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects (except that those covenants and obligations which are qualified as to material, materiality or similar expressions, or are subject to the same or similar type exceptions, shall have been performed and complied with in all respects), and Sellers shall have received a certificate of Buyer to such effect signed by a duly authorized manager or member thereof;

               (b)     each of the deliveries required to be made to Sellers pursuant to Section 3.5 shall have been so delivered; and

               (c)     The Sale Order shall have been entered and become a Final Order.

               Any condition specified in this Section 8.3 may be waived by Sellers; provided that no such waiver shall be effective against Sellers unless it is set forth in writing executed by Sellers.

SECTION 9.

TERMINATION

SECTION 9.1.          Termination.

               Anything contained in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby, may be terminated at any time prior to the Closing Date as follows:

               (a)     by the mutual written consent of Buyer, Sellers, and the Agent;

               (b)     by Buyer upon five (5) Business Days notice if, at or prior to the Closing Date, satisfaction of any material condition set forth in Section 8.2 is or becomes impossible (other than through the breach by Buyer of any of its representations or warranties or the failure of Buyer to perform any of its obligations pursuant to this Agreement) and Buyer shall not have waived such condition in writing at or prior to the Closing Date;

               (c)     by Sellers upon five (5) Business Days notice if, at or prior to the Closing Date, satisfaction of any material condition set forth in Section 8.3 is or becomes impossible (other than through the breach by Sellers of any of their representations or warranties or the failure of Sellers to perform any of their obligations pursuant to this Agreement) and Summit (on behalf of the Sellers) shall not have waived such condition in writing at or prior to the Closing Date;

               (d)     by either Buyer or Sellers if the Closing Date has not occurred on or before 90 days after Petition Date; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

               (e)     By Buyer, immediately upon the occurrence of any of the following events:

i.

any Seller (A) agrees in writing, (B) publicly announces its intention as directed by the Board, or (C) is authorized by its board of directors either (x) to proceed with an Alternative Transaction other than in accordance with the Bidding Procedures Order, irrespective of whether or not such Alternative Transaction is approved by the Bankruptcy Court and/or consummated, or (y) not to sell, transfer, lease or otherwise dispose of, directly or indirectly, including through a sale of assets, stock sale, merger, reorganization or other similar transaction, all or a material portion of the Purchased Assets to Buyer whether as a result of the proposal of a stand alone plan of reorganization or otherwise;

ii.	the Bankruptcy Court approves an Alternative Transaction, or an Alternative Transaction is consummated; or

iii.	the voluntary dismissal or conversion of the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code;

               (f)     by either party if a Governmental Authority issues a final and non-appealable ruling or Order prohibiting the transactions contemplated by this Agreement;

               (g)     by Buyer in the event of a termination of the DIP Credit Agreement following an event of default thereunder; or

               (h)     by Sellers if Buyer is not the Successful Bidder at the Auction.

SECTION 9.2.          Effect of Termination.

               (a)     In the event this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties hereunder shall terminate, except for this Section 9.2 and Article 10 (to the extent applicable to the aforesaid surviving provisions), and except that nothing in this Section 9.2 shall relieve any party hereto of any liability for the willful breach of any of the covenants or of any of the representations or warranties contained in this Agreement prior to such termination.

               (b)     Upon the termination of this Agreement pursuant to Section 9.1 other than pursuant to Section 9.1(a) and 9.1(c), Buyer may provide to Seller a reasonably detailed calculation of the actual out-of-pocket, third-party costs and expenses (including, without limitation, reasonable expenses of counsel and other outside consultants and reasonable legal expenses related to the transactions contemplated hereby, preparing and negotiating this Agreement and documents related hereto, investigating Sellers or the Purchased Assets, and to fund the reasonable expenses to be paid with respect to obtaining the Financing) incurred by Buyer in connection with its due diligence investigation of Sellers and the negotiation and execution of this Agreement and the transactions contemplated hereby and thereupon Sellers shall pay Buyer in cash an amount equal to such costs and expenses (the “Expense Reimbursement”) up to $1,800,000.

SECTION 10.

GENERAL PROVISIONS

SECTION 10.1.          No Survival of Representations and Warranties

               The representations and warranties of Buyer and Sellers made in this Agreement shall not survive the Closing Date and shall be extinguished by the Closing and the consummation of the transaction contemplated by this Agreement.

SECTION 10.2.          Confidential Nature of Information.

               Each Party agrees that it will treat in confidence all documents, materials and other information that it shall have obtained regarding the other Party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be disclosed or communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors and potential lenders, and in the case of Sellers, to their counsel, accountants and financial advisors). No Party shall use any confidential information referred to in the second immediately preceding sentence in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets and the enforcement of its rights hereunder and under the Ancillary Documents; provided, however, that after the Closing, Buyer may use or disclose any confidential information included in the Purchased Assets (including confidential information of the Purchased Entity) and may use or disclose other confidential information that is otherwise reasonably related to the Business, the Purchased Assets or the Purchased Entity. The obligation of each Party to treat such documents, materials and other information in confidence shall not apply to any information that (i) is or becomes available to such Party from a source other than the disclosing Party, provided such other source was not, and such Party would have no reason to believe such source was, subject to a confidentiality obligation in respect of such information, (ii) is or becomes available to the public other than as a result of disclosure by such Party or its agents, (iii) is required to be disclosed under applicable law or judicial process, including the Bankruptcy Case, but only to the extent it must be disclosed, or (iv) such Party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

SECTION 10.3.          No Public Announcement.

               Neither Sellers nor Buyer shall, without the approval of Sellers (in the case of a disclosure by Buyer) or Buyer (in the case of a disclosure by Sellers), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, including as may be required by the Bankruptcy Case, securities laws, or the rules of any stock exchange, in which case the other party or parties shall be advised prior to such disclosure and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued.

SECTION 10.4.          Notices.

               All notices or other communications required or permitted hereunder shall be in writing and shall be given or delivered by personal delivery, by facsimile or by a nationally recognized private overnight courier service addressed as follows:

If to Buyer, to:

TriDec Acquisition Co., Inc.
c/o Fish & Richardson P.C.
153 East 53rd Street, 51st Floor
New York, NY 10022
Attn: Lori S. Hoberman, Esq.
Facsimile: (212) 258-2291

with a copy to (which shall not constitute notice):

Fish & Richardson P.C.
153 East 53rd Street, 51st Floor
New York, New York 10022
Attn: Lori S. Hoberman, Esq.
Facsimile: (212) 258-2291

and

Goodwin Procter LLP
599 Lexington Avenue
New York, New York 10022
Attn: Emanuel C. Grillo, Esq.
Facsimile: (212) 355-3333

If to Sellers, to:

Summit Global Logistics, Inc.
1 Meadowlands Plaza
11th Floor
East Rutherford, New Jersey 07073
Attn: Robert Agresti
Facsimile: President and Chief Executive Officer

with a copy to (which shall not constitute notice):

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Attn: Kenneth Rosen, Esq.
Facsimile: 973-597-2500

Brown Rudnick Berlack Israels LLP
7 Times Square, 46th Floor
New York, New York 10036
Attn: Raymer McQuiston, Esq.
Facsimile: (212) 209-4801

or to such other address or facsimile number as such party may indicate by a notice delivered to the other party hereto.

               Any notice, consent, authorization, direction or other communication delivered as aforesaid shall be deemed to have been effectively delivered and received, if sent by a nationally recognized private overnight courier service, on the date following the date upon which it is delivered for overnight delivery to such courier service, if delivered personally (with written confirmation of receipt), on the date of such delivery or, if sent via facsimile, on the date of the transmission of the facsimile, provided that the sender thereof receives written confirmation that the facsimile was successfully delivered to the intended recipient.

SECTION 10.5.          Successors and Assigns.

               (a)     Except as expressly permitted in this Agreement, the rights and obligations of the Parties under this Agreement shall not be assignable by such parties without the written consent of the other parties hereto. Notwithstanding the foregoing, Buyer shall have the unrestricted right to assign this Agreement as collateral and in connection therewith to delegate all or any part of its obligations hereunder to any lender in connection with any financing or to any Affiliate of Buyer, but in such event Buyer shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement.

               (b)     This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, consolidation, liquidation (including successive mergers, consolidations or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 10.4 any right, remedy or claim under or by reason of this Agreement.

SECTION 10.6.          Entire Agreement; Amendments; Disclosure Schedules.

               This Agreement, the Ancillary Documents and Disclosure Schedules referred to herein contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto with respect to such subject matter. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

SECTION 10.7.          Waivers.

               Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. Except as otherwise provided herein, the failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

SECTION 10.8.          Expenses.

               Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

SECTION 10.9.          Partial Invalidity.

               Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

SECTION 10.10.          Execution in Counterparts.

               This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.11.          Governing Law.

               (a)     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

               (b)     All actions and proceedings arising out of or relating to this Agreement, including the resolution of any and all disputes hereunder, shall be heard and determined in the Bankruptcy Court, and the Parties hereby irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The Parties hereby consent to service of process by mail (in accordance with Section 10.3) or any other manner permitted by law.

               (c)     THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLERS, BUYER, OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

SECTION 10.12.          No Third Party Beneficiaries.

     This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

[SIGNATURE PAGES FOLLOW]

               IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be executed the day and year first above written.

BUYER:

TRIDEC ACQUISITION CO., INC.

By:	/s/ Joseph DeSaye
Name: Joseph DeSaye
Title: President

SELLERS:

Summit Global Logistics, Inc.

By:	/s/ Robert A. Agresti
Name: Robert A. Agresti
Title: President

Maritime Logistics U.S. Holdings, Inc.

By:	/s/ Peter Klaver
Name: Peter Klaver
Title: Senior Vice President

FMI Holdco I, LLC

By:	/s/ Robert J. O’Neill
Name: Robert J. O’Neill
Title: President

TUG USA, Inc.

By:	/s/ Peter Klaver
Name: Peter Klaver
Title: Senior Vice President

TUG New York, Inc.

By:	/s/ Peter Klaver
Name: Peter Klaver
Title: Senior Vice President

Summit Logistics International Inc.

By:	/s/ Peter Klaver
Name: Peter Klaver
Title: Senior Vice President

FMI International LLC

By:	/s/ Robert J. O’Neill
Name: Robert J. O’Neill
Title: President

FMI Trucking Inc.

By:	/s/ Robert J. O’Neill
Name: Robert J. O’Neill
Title: President

FMI Express Corp.

By:	/s/ Robert J. O’Neill
Name: Robert J. O’Neill
Title: President

FMI International Corp.

By:	/s/ Robert J. O’Neill
Name: Robert J. O’Neill
Title: President

[Signature Page to Asset Purchase Agreement]

FMI International Corp. (West)

By:	/s/ Robert J. O’Neill
Name: Robert J. O’Neill
Title: President

Fashion Marketing Inc

By:	/s/ Robert J. O’Neill
Name: Robert J. O’Neill
Title: President

Freight Management LLC

By:	/s/ Robert J. O’Neill
Name: Robert J. O’Neill
Title: President

Clare Freight Los Angeles, Inc.

By:	/s/ Peter Klaver
Name: Peter Klaver
Title: Senior Vice President

SeaMaster Logistics, Inc.

By:	/s/ Peter Klaver
Name: Peter Klaver
Title: Senior Vice President

[Signature Page to Asset Purchase Agreement]

SCHEDULE I

SELLERS

Summit Global Logistics, Inc., a Delaware corporation
Maritime Logistics U.S. Holdings, Inc., a Delaware corporation
FMI Holdco I, LLC, a Delaware limited liability company
Freight Management LLC, a Delaware limited liability company
TUG USA, Inc., a New Jersey corporation
TUG New York, Inc., a New York corporation
Summit Logistics International Inc., a New Jersey corporation
FMI International LLC, a Delaware limited liability company
FMI Trucking Inc., a New Jersey corporation
FMI Express Corp., a New Jersey corporation
FMI International Corp., a New Jersey corporation
FMI International Corp. (West), a New Jersey corporation
Fashion Marketing Inc., a New Jersey corporation
Clare Freight Los Angeles, Inc., a California corporation
SeaMaster Logistics, Inc., a Delaware corporation